Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement by Precision Therapeutics Inc., on Form S-3 of our audit report, dated August 30, 2018 (October 17, 2018, as to the effects of the restatement discussed in Note 3 and Note 5), relating to the consolidated financial statements of Helomics Holding Corporation and Subsidiaries as of and for the year ended December 31, 2017, which appears in Exhibit 99.3 to the Form 8-K report filed by Precision Therapeutics Inc. on October 30, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Schneider Downs & Co., Inc.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

January 10, 2019